Exhibit 21.1

LIST OF SUBSIDIARIES OF RCS CAPITAL CORPORATION

The following list sets forth RCS Capital Corporation’s subsidiaries:

State or Country
Name of Subsidiary	of Incorporation
Realty Capital Securities, LLC	Delaware
RCS Advisory Services, LLC	Delaware
American National Stock Transfer, LLC	Delaware